July 30, 2007

Press Release

SOURCE: Oil States International, Inc.

Oil States to Acquire Schooner Petroleum Services

HOUSTON, Texas, July 30/PR Newswire/ — Oil States International, Inc. (NYSE: OIS) today announced that it has entered into a definitive agreement to purchase substantially all of the assets of Schooner Petroleum Services, Inc. (“Schooner”). Schooner, headquartered in Houston, Texas, primarily provides completion-related rental tools and services through eleven locations in Texas, Louisiana, Wyoming and Arkansas. The consideration for the assets acquired, totaling approximately $67.0 million subject to customary post-closing adjustments, will consist of cash and a $6.0 million seller’s note.

For the twelve months ended June 30, 2007, Schooner generated approximately $51.3 million of revenues and $21.4 million of EBITDA (defined as net income plus interest, taxes, depreciation and amortization)(A). Oil States will fund the transaction with amounts available under its existing credit facility. The transaction is expected to close on or about August 1, 2007.

“We are very pleased to announce the Schooner agreement and are excited about their future contributions to our rental tool operations,” stated Cindy B. Taylor, Oil States’ president and chief executive officer. “Schooner’s services complement and expand our rental tool offering and increase our service offering in the key resource plays in the United States. We expect the transaction to be accretive to earnings by approximately $0.05 to $0.07 per diluted share for the remainder of the year. I would like to extend a warm welcome to all of the Schooner employees.”

Oil States International, Inc. is a diversified oilfield services company with locations around the world. Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments – Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International’s website at http://www.oilstatesintl.com.

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included in the presentation will be based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the “Business” section of the Form 10-K for the year ended December 31, 2006 filed by Oil States with the SEC on February 28, 2007.

(A)	The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

Company Contact:
Bradley J. Dodson
Oil States International, Inc.
713-652-0582

SOURCE: Oil States International, Inc.